Exhibit 23.2

INDEPENDENT AUDITORS’ CONSENT

We consent to the use in this Registration Statement of CBD Media LLC on Form S-4 of our report dated March 13, 2003, October 20, 2003 as to Note 10 (which expresses an unqualified opinion and includes an explanatory paragraph relating to the restatement described in Note 10), with respect to the financial statements of CBD Media LLC as of December 31, 2002 and for the period from March 8, 2002 to December 31, 2002, appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to us under the heading “Experts” in such Prospectus.

/s/ Deloitte & Touche LLP

Cincinnati, Ohio

November 21, 2003